Exhibit 10.18

Agreement on Intended Purchases

Purchaser: Henan Kaifeng Desheng Boiler Co., Ltd
Supplier: Henan Yushang Industry Co., Ltd

In order to achieve further cooperation, mutual promotion and common development, the purchaser and supplier have agreed on the establishment of a long-term and close relation between supply and demand. The two parties have come to this agreement based on the principle of mutual benefits and win-win cooperation.

A.	The purpose of this agreement is, by drawing on their respective strengths, to strengthen cooperation on different levels and in different forms, to promote healthy, fast and sustainable growth of business and to create social benefits while effectively enhancing the economic performance for each party.

B.	The purchaser intends to purchase steel and other material in 2010 from the supplier at the quantity of 90 to 130 tons; purchase corollary equipments for boilers, at the quantity of 460 to 670 units.

The goods should be delivered to the production area of Henan Kaifeng Desheng Boiler Co., Ltd.

C.	Terms of Payment: the amount of the purchase for next year in this agreement is just estimation; the actual number should be subject to the “Purchase Order” given by the purchaser. When the supplier delivers the goods after receiving the purchasing plan, the purchaser should give 30% of the total payment in advance. After the goods have arrived at the delivery place and have been checked to meet the requirements, the purchaser should pay 60% of the total payment, and the rest 10% of the payment should be paid off in one time within 15 days.

D.	The purchaser and the supplier agree that: the goods supplied must meet the requirements of the purchaser, otherwise the default occurs; the price should be settled by the two parties referring to the market price before the purchaser issue the “Purchase Order”; the supplier should offer a favorable price and offer discount referring to the market price, otherwise the purchaser has the right to refuse to pay; when the price is settled, the purchaser should pay off within the time mentioned in this agreement.

E.	Acceptance standard and demurral deadline: the goods delivered should meet the standard of the purchaser and of the related national profession standard. Any objection should be raised within 30 days after the arrival of the goods.

F.	Liability for breach of agreement and contract dispute: liability for breach of agreement should be settled according to Contract Law of the People's Republic of China. Loss caused by quality problems should be given double compensation. The dispute can be solved by consultation, and if it doesn’t work, either party can appeal to the people's court.

G.	Other issues agreed: the supplier should offer the 17% exclusive value-added tax invoice every time it gets paid by the purchasing party.

H.	This agreement will come into effect after legal representative or entrusted agent from both parties have signed and sealed the contract. The agreement is in four originals and each with the same legal effect, each party shall have two copies.

Purchaser: Henan Kaifeng Desheng Boiler Co., Ltd	Supplier (seal): Henan Yushang Industry Co., Ltd

Address: No. 12, Gongyuan Road, Kaifeng.	Address: Guangcheng Dist, Zhengzhou, Henan
Province
Legal representative:	Legal representative:
Agent: Zhang Junjie	Agent: Jun Xun
Tel(fax):0378-2923260	Tel(fax):0371-66882088
Bank of deposit: Songdu Branch of Commercial Bank	Bank of deposit: Countryside Corporation Bank
Account No.: 012820102000029445	Account No.: 8080611008585
Tax No.:	Tax No.:

Date of agreement: Dec 17th , 2009